Exhibit T3A.7

Number 546754 Private Company Limited By Shares formerly registered as a Limited Company has this day been converted under the Companies Act 2014 to a Private Company Limited By Shares. Certificate of Incorporation Given under my hand, for Registrar of Companies Monday, the 21st day of November, 2016 I hereby certify that NAC AVIATION 14 LIMITED On Conversion To A Uimhir 546754 Deimhním leis seo go bhfuil an chuideachta Arna thabhairt faoi mo láimh, thar ceann Chláraitheoir na gCuideachtaí DEIMHNIÚ CORPRAITHE UM CHOMHSHÓ GO CUIDEACHTA PHRÍOBHÁIDEACH FAOI THEORAINN SCAIREANNA a bhí cláraithe roimhe seo mar Chuideachta Teoranta, tar éis a comhshó inniu faoi Acht na gCuideachtaí 2014 ina Cuideachta Phríobháideach faoi Theorainn Scaireanna. Luan, an 21ú lá de Samhain, 2016